Exhibit 99.1

Contacts:	Investors:	Media:
	Mark Harnett or Laurie Connell	John Patteson
	MacKenzie Partners	Kekst and Company
	(212) 929-5500	(212) 521-4800
PENWEST REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
DANBURY, CT, May 7, 2009 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today announced its financial results for the first quarter of 2009. Compared with the first quarter of 2008, revenues increased sharply, operating expenses decreased by 45% and the Company’s net loss was significantly reduced to $962,000, or $0.03 per share.
Operating and Financial Highlights
•	Increased revenues to $5.3 million, which includes $4.4 million in royalties recognized from Endo Pharmaceuticals Inc. on its net sales of Opana® ER and $368,000 in revenues from the Company’s drug delivery collaborations, compared with revenues of $739,000 in the first quarter of last year.

•	Continued to aggressively manage the Company’s operating costs, which resulted in a decrease in total operating expenses in the first quarter of 2009 as compared with the first quarter of 2008 of $4.9 million, or 45%, and a decrease of $1.1 million, or 16%, as compared with the fourth quarter of 2008. This decrease reflects, in part, the effects of an 18% reduction in the Company’s workforce in January 2009.

•	Commenced a Phase Ib clinical trial of A0001, a compound the Company is developing for the treatment of mitochondrial respiratory chain diseases. The Company expects to announce data from this safety trial in healthy volunteers in the second quarter of this year and, subject to the results of the Phase Ib study, is on track to begin a Phase IIa clinical trial in patients in the second half of this year.

•	Reached a settlement of the litigation with Actavis regarding Actavis’ generic formulation of Opana ER.
Jennifer L. Good, President and Chief Executive Officer, said, “This is a very busy time for Penwest as we continue to execute on our focused business goals for 2009. We remain very active on the business development front, working toward completing licensing deals for Opana ER outside the U.S., as well as increasing the number of drug delivery collaborations. We continue to expect to sign one deal for Opana ER outside the U.S. in the first half of this year and at least two drug delivery collaboration deals this year. We also took significant steps on the drug development side, advancing the A0001 program into a Phase Ib trial and preparing for the Phase IIa trial in patients that we plan to commence in the second half of this year.”

First Quarter 2009 Financial Results
Total revenues for the first quarter of 2009 were $5.3 million, compared with $739,000 for the first quarter of 2008. The increase was primarily due to $4.4 million of revenue recognized in the first quarter of 2009 for royalties from Endo on its sales of Opana ER as well as $368,000 of collaborative licensing and development revenue from the Company’s drug delivery technology collaborations.
The net loss for the first quarter of 2009 was $962,000, or $0.03 per share, compared with a net loss of $10.3 million, or $0.41 per share, for the first quarter of 2008. Selling, general and administrative (SG&A) expenses were $2.3 million for the first quarter of 2009, compared with $4.3 million for the first quarter of 2008. The decrease of approximately $2.0 million was primarily attributable to lower stock-based compensation expense, largely due to a credit recorded in the first quarter of 2009 that resulted from the forfeiture of stock options held by former employees in connection with the January staff reduction discussed above. The decrease also reflects the inclusion in SG&A expenses in the first quarter of 2008 of the $1.0 million reserve established in connection with a $1.0 million loan the Company made to Edison Pharmaceuticals, Inc. (Edison). Partially offsetting these decreased expenses were a severance charge recorded in the first quarter of 2009 related to the January staff reduction and costs associated with the proxy contest in which the Company is involved.
Research and product development expenses were $3.0 million for the first quarter of 2009, compared with $6.4 million for the first quarter of 2008. The decrease of $3.4 million in the first quarter of 2009, compared with the first quarter of 2008, reflects that Penwest made no contractual payments to Edison under the Edison collaboration agreement in the first quarter of 2009, incurred no expenses related to the development of nalbuphine ER in the first quarter of 2009 and had lower compensation expense in the first quarter of 2009, primarily as a result of staff reductions implemented in March 2008.
As of March 31, 2009, Penwest had $15.0 million in cash, cash equivalents and marketable securities, compared with $16.7 million as of December 31, 2008.
Conference Call and Webcast
Penwest will hold a conference call today at 11:00 am EDT to review the Company’s financial results for the first quarter 2009 and operational developments.
The conference call will include remarks by Ms. Good and Frank Muscolo, Controller and Chief Accounting Officer. The dial-in numbers for the call are:
Domestic Telephone Number: 888-277-5064
International Telephone Number: 816-650-7863
The conference ID is: 97026654

Please dial in 10 minutes prior to the scheduled start time. The conference call will also be accessible live and as a replay on the Investor Relations section of the Penwest Web site at www.penwest.com. The replay will be available until May 21, 2009.
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, a coenzyme Q analog drug candidate for inherited mitochondrial respiratory chain diseases. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of product candidates under licensing collaborations with partners.
Penwest Forward-Looking Statement
The matters discussed herein contain forward-looking statements that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “may,” “could” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include: risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER and risks of generic competition; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions; uncertainty of success of collaborations; the timing of clinical trials; whether the results of clinical trials will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.

Penwest Pharmaceuticals Co.
Statements of Operations
(Thousands of dollars, except per share data, Unaudited)

	Three Months Ended
	March 31
	2009	2008
Revenues:
Royalties	$4,722	$422
Product sales	180	228
Collaborative licensing and development revenue	368	89

Total revenues	5,270	739
Operating expenses:
Cost of revenues	654	169
Selling, general and administrative	2,321	4,324
Research and product development	3,006	6,385

Total operating expenses	5,981	10,878

Loss from operations	(711)	(10,139)
Investment income	7	200
Interest expense	(258)	(358)

Net loss	$(962)	$(10,297)

Basic and diluted net loss per common share	$(0.03)	$(0.41)

Weighted average shares of common stock outstanding	31,719	25,268

Other Information

	March 31, 2009	December 31, 2008
Cash, cash equivalents and marketable securities	$14,965	$16,692

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